AMENDED SCHEDULE A

DATED NOVEMBER 1, 2025

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

ULTIMUS MANAGERS TRUST

AND

WESTWOOD MANAGEMENT CORP.

DATED MARCH 24, 2025

Name of Fund	Unitary Management Fee*	Expiration of Initial Term
Westwood Salient Enhanced Midstream Income ETF	0.80%	March 1, 2026

Westwood Salient Enhanced Energy Income ETF	0.85%	March 1, 2026

Westwood LBRTY International Equity ETF	0.50%	March 24, 2027

Westwood LBRTY Global Equity ETF	0.50%	March 24, 2027

Westwood LBRTY Emerging Markets Equity ETF	0.50%	March 24, 2027

Westwood Enhanced Alternative Income ETF	0.99%	November 1, 2027

Westwood Enhanced Income Opportunity ETF	0.79%	November 1, 2027

Westwood Enhanced Multi-Asset Income ETF	0.79%	November 1, 2027

*	As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the unitary management fee it is entitled to receive from a Fund pursuant to the Agreement from time to time.

In Witness Whereof, the parties hereto have caused this Amended Schedule to be executed as of the day and the year first written above.

Ultimus Managers Trust	Westwood Management Corp.

By: /s/ Todd E. Heim	By: /s/ William R. Hardcastle, Jr.
Name: Todd E. Heim	Name: William R. Hardcastle, Jr.
Title: President	Title: Managing Director